Exhibit 21.1

Subsidiaries of Trinity Capital Corporation

Los Alamos National Bank, a national banking organization

with its Subsidiary TCC Advisors Corporation, a New Mexico Corporation

Title Guaranty & Insurance Company, a New Mexico Corporation

TCC Appraisal Services Corporation, a New Mexico Corporation